Exhibit 99.1

NEXGEL Announces Appointment of Miranda Toledano to Board of Directors

Ms. Toledano Brings Over Two Decades of Biopharmaceutical Wall Street Experience to NEXGEL

LANGHORNE, Pa. – September 9, 2021 – NEXGEL, Inc. (“NEXGEL” or the “Company”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced that the Company has appointed Miranda Toledano to its Board of Directors. Ms. Toledano brings over 20 years of biotech, principal investment and capital markets experience to NEXGEL. Since its founding in 2018, Ms. Toledano served as Chief Operating Officer, Chief Financial Officer and Board member at TRIGR Therapeutics, a clinical stage immuno-oncology biotech company, recently acquired by Compass Therapeutics.

“Miranda’s strategic, operational leadership and transactional experience, shepherding biopharma companies from early stages of clinical development to commercialization, will be invaluable to NEXGEL as we continue to develop our Hydrogel technology across differentiated healthcare, consumer and novel clinical indications,” said Adam Levy, NEXGEL CEO.

“NEXGEL has quickly emerged as a leading provider of proprietary hydrogel technology with diverse ultra-gentle, high-water-content products that are now poised to disrupt both the medical and consumer markets,” added Ms. Toledano. “The Company is currently reaching a critical value inflection point, and I look forward to working closely alongside NEXGEL’s leadership team to support its novel programs and strategic development.”

Prior to joining TRIGR, Ms. Toledano served on the executive management team at Sorrento Therapeutics (Nasdaq: SRNE) where she helped drive its immuno-oncology, CAR-T and pain franchises. Ms. Toledano previously served as Head of Healthcare Investment Banking at MLV & Co. (acquired by B. Riley FBR & Co.), where she executed capital market transactions totaling over $4 billion in value. From 2004 to 2010, Miranda served as Vice President in the investment group at Royalty Pharma (Nasdaq: RPRX), where she worked on monetization transactions involving blockbuster auto-immune, oncology and infectious disease therapeutics. Earlier in her career, Ms. Toledano developed and served as Senior Manager in the life science corporate finance group at Ernst & Young Israel. Ms. Toledano is a member of the board of Compass Therapeutics (OTC: CMPX), Entera Bio (Nasdaq: ENTX), Journey Medical and Lipomedix.

Ms. Toledano holds a Master of Business Administration degree in Finance and Entrepreneurship from New York University’s Stern School of Business, as well as a Bachelor of Arts degree in Economics from Tufts University.

About NEXGEL, INC.
NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. Alongside its strategic partners, NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Investor Contacts:

Valter Pinto / Nick Staab

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com

Media Contacts:

Caitlin Kasunich / Raquel Cona
KCSA Strategic Communications
212.896.1241 / 212.896.1204
ckasunich@kcsa.com / rcona@kcsa.com